Exhibit 99.1

Oncothyreon Reports Full Year and Fourth Quarter 2015

Financial Results & Provides Corporate Update

– Initiated Phase 2 ONT-380 Trial Based on Encouraging Combination Data –

– $56M in Cash and Investments at December 31, 2015 –

SEATTLE, WASHINGTON, March 14, 2016 – Oncothyreon Inc. (NASDAQ: ONTY), a clinical-stage biopharmaceutical company dedicated to the development of therapeutic products that can improve the lives and outcomes of patients with cancer, today provided a corporate update and reported financial results for the year and quarter ended December 31, 2015.

“2015 was a significant year for Oncothyreon, with the company reporting encouraging data from two combination trials of ONT-380 demonstrating that this product candidate may be impactful on HER2-positive breast cancer patients, including those with brain metastases – a patient population in desperate need of new treatment options,” said Christopher S. Henney, Chairman and interim CEO of Oncothyreon. “We believe our clinical results to date provided a strong foundation for us to advance ONT-380 into our recently initiated randomized, double-blind, placebo-controlled Phase 2 trial in combination with Herceptin and Xeloda, which includes enrolling patients with progressing central nervous system disease.”

Corporate Update & Recent Highlights

Clinical Development:

•	ONT-380 Phase 2 Combination Trial Underway in Patients with HER2-Positive Breast Cancer. The randomized, double-blind, placebo control trial is evaluating ONT-380 in combination with Herceptin® (trastuzumab) and Xeloda® (capecitabine). ONT-380 is an oral, HER2-selective, central nervous system (CNS)-active tyrosine kinase inhibitor. The trial is targeted to enroll approximately 180 heavily pretreated patients with advanced HER2-positive breast cancer who present with or without brain metastases. Building on encouraging Phase 1b results, the primary and secondary endpoint objectives are designed to measure ONT-380’s contribution on both systemic and CNS disease, an area of unmet need for patients.

•	Data from Ongoing ONT-380 Phase 1b Combination Trials Show Objective, Durable Responses and Favorable Tolerability Profile. During 2015, data from two ongoing trials of ONT-380 were presented at the American Society of Clinical Oncology (ASCO) and the San Antonio Breast Cancer Symposium (SABCS).

•	ONT-380 in combination with Xeloda and/or Herceptin:

•	This Phase 1b trial enrolled patients with metastatic HER2-positive breast cancer with progression following prior treatment with Herceptin and Kadcyla® (ado-trastuzumab emtansine or T-DM1). In addition to patients without a prior history of CNS disease, patients with untreated, asymptomatic CNS disease and patients with progressing CNS disease after prior local therapy were allowed to enroll in the trial and were followed for responses both systemically and in the CNS. Overall, ONT-380 in combination with Xeloda, Herceptin or both Xeloda and Herceptin has been well tolerated. As reported at ASCO 2015, in a total of 32 patients treated with these combinations, the majority of adverse events were Grade 1 or 2 in severity, with no reported Grade 3 diarrhea. As reported at SABCS 2015, the objective response rate across treatment groups was 42 percent and the CNS response rate was 33 percent, providing encouraging data to support moving forward with a follow-on Phase 2 study of ONT-380 in combination with Xeloda and Herceptin.

•	ONT-380 in combination with Kadcyla:

•	This Phase 1b trial enrolled patients with metastatic HER2-positive breast cancer with progression following prior treatment with Herceptin and a taxane. Patients may have received prior treatment with Perjeta® (pertuzumab) and Tykerb® (lapatinib). Patients with or without brain metastases were eligible. This trial has completed enrollment, but is ongoing with patients continuing to receive treatment. Clinical data from this trial were presented at SABCS 2014 and 2015, and at ASCO 2015. Overall, the combination of ONT-380 and Kadcyla was clinically well tolerated in 50 patients treated at the maximum tolerated dose of ONT-380, with the majority of adverse events either Grade 1 or Grade 2 in severity. Grade 3 diarrhea was reported in 4 percent of patients. Durable (>6 months) systemic and CNS responses and disease stabilization were seen, with an objective response rate of 41 percent and a CNS response rate of 33 percent.

Internal Research & Discovery Collaborations:

•	Research Collaboration Moving Chk1 Inhibitors Forward. During 2015, Oncothyreon continued preclinical activities to develop a small molecule against the checkpoint kinase 1 (Chk1) target in collaboration with Sentinel Oncology. IND-enabling studies are expected to begin in 2017.

•	Protocell Research Program Progressing. During 2015, Oncothyreon continued research on protocells, a novel nanoparticle platform technology that may enable the targeted delivery of a variety of therapeutic agents.

Leadership:

•	Expanded Leadership Team, CEO Search Underway. In January 2016, Oncothyreon announced the appointment of Christopher S. Henney, the company’s chairman, as interim CEO. The company’s comprehensive search for a new CEO is actively ongoing. Additionally, Oncothyreon appointed three new members to its Board of Directors: Steven P. James in March 2015 and Mark Lampert and Gwen Fyfe, M.D. in January 2016.

Full Year and Fourth Quarter 2015 Financial Highlights

•	Cash, cash equivalents and investments totaled $56.4 million as of December 31, 2015, compared to $63.7 million at December 31, 2014, a decrease of $7.3 million, or 11.5%. The decrease was primarily attributable to $28.9 million of cash used in operations during the year ended December 31, 2015, partially offset by the net proceeds of $22.4 million from the closing of concurrent but separate underwritten offerings of common stock and Series B convertible preferred stock in February 2015.

•	Research and development expenses for the fourth quarter of 2015 decreased by $19.1 million to $6.9 million from $26.0 million in the fourth quarter of 2014. Full year research and development expenses decreased by $18.4 million to $23.5 million in 2015 from $41.9 million in 2014. The fourth quarter and full year decrease in expense was primarily the result of the one-time upfront payment made to Array Biopharma in December 2014.

•	General and administrative expenses for the fourth quarter of 2015 increased by $0.4 million to $2.3 million, from $1.9 million in the fourth quarter of 2014. Full year 2015 general and administrative expenses were $9.3 million, an increase of $0.3 million from $9.0 million in 2014. This increase was primarily due to patent expenses related to our product candidates.

•

Net loss for the year ended December 31, 2015 was $32.6 million, or $0.34 per basic and diluted share, compared with a net loss of $50.0 million, or $0.64 per basic and diluted share, for the comparable period in 2014. Net loss for the three months ended December 31, 2015 was $9.1 million, or $0.10 per basic and diluted share, compared with a net loss of $27.6 million, or $0.30 per basic and diluted share, for the comparable period in 2014. The decrease in net loss for the year and quarter was primarily attributable to a $20.0 million upfront payment Oncothyreon made to Array BioPharma upon entering into an exclusive license agreement in December 2014. The decrease in net loss was partly offset by slightly higher general and administrative expenses and lower non-cash income from the change in the fair value of our warrant liability.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Oncothyreon currently expects operating expenses in 2016 to be higher than in 2015. This increase will primarily be related to expenditures associated with the Phase 2 trial of ONT-380. Oncothyreon currently expects cash used in operations in 2016 to be approximately $38.0 million to $40.0 million. With cash, cash equivalents and investments of $56.4 million as of December 31, 2015, Oncothyreon estimates that its cash, cash-equivalents and investments will be sufficient to fund operations for at least the next 12 months.

About Oncothyreon

Oncothyreon is a clinical-stage biopharmaceutical company specializing in the development of innovative therapeutic products for the treatment of cancer. Our goal is to discover, develop and commercialize novel compounds that have the potential to improve the lives and outcomes of cancer patients. Our most advanced product candidate is ONT-380, an orally active and selective small molecule HER2 inhibitor. We are developing preclinical product candidates in oncology and immune-oncology using our protocell technology. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding clinical and preclinical development activities, potential benefits of its current and future product candidates, future expenses and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its preclinical development and clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Except as required by law, Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100    Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Operating Expenses
Research and development	$6,887	$26,008	$23,468	$41,884
General and administrative	2,264	1,850	9,321	8,951

Total operating expenses	9,151	27,858	32,789	50,835

Loss from operations	(9,151)	(27,858)	(32,789)	(50,835)

Other income (expense)
Investment and other income (expense), net	20	24	80	76
Change in fair value of warrant liability	—	255	128	796

Total other income (expense), net	20	279	208	872

Net loss	$(9,131)	$(27,579)	$(32,581)	$(49,963)

Net loss per share – basic and diluted	$(0.10)	$(0.30)	$(0.34)	$(0.64)
Shares used to compute basic and diluted net loss per share	94,934,417	91,566,479	96,617,119	77,619,807

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of
	December 31, 2015	December 31, 2014
Cash, cash equivalents and investments	$56,360	$63,714
Total assets	$96,574	$103,103
Long term liabilities	$8,044	$7,430
Stockholders’ equity	$83,735	$91,266
Common shares outstanding	94,961,859	91,601,352